EXHIBIT 3.1

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STATE OF NEVADA

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF

JIN WAN HONG INTERNATIONAL HOLDINGS LIMITED

Jin Wan Hong International Holdings Limited, a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes,

DOES HEREBY CERTIFY:

1. That the name of this corporation is Jin Wan Hong International Holdings Limited (the “Corporation”), and that this corporation was originally incorporated pursuant to the Nevada Revised Statutes on January 31, 2014, and its Articles of Incorporation were amended on May 13, 2016.

2. That the Board of Directors and Shareholders holding the voting rights of 8,097,000 shares of common stock (or 99%) of the voting rights of the Corporation duly adopted resolutions proposing to amend the Articles of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefore, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended Articles of Incorporation of the Corporation shall be amended such that Article 3. thereof be deleted and replaced with the following:

“Article. 3. Shares: The total number of shares of Common Stock the Corporation shall have the authority to issue is 200,000,000, par value $0.001 per share. The total number of shares of Preferred Stock that the Corporation shall have the authority to issue is 20,000,000, par value $0.001 per share, of which 5,000,000 shall be designated “Series A Preferred Stock” both with the designations, rights and preferences as set forth on the Certificate of Designation of such Series attached hereto.

The Corporation’s capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

The Board of Directors of the Corporation is expressly authorized, subject to limitations prescribed by law and the provisions of this Article 3, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, and by filing a certificate pursuant to the Nevada Revised Statutes, to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares as may be permitted by the Nevada Revised Statutes.

There be and hereby is authorized and created a series of preferred stock, hereby designated as the Series A Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in the Exhibit annexed hereto.

All stock of this Corporation, whether Common Stock or Preferred Stock, shall be issued only upon the receipt of the full consideration fixed for the issuance of such stock. Such stock, once issued, shall be fully paid and nonassessable.

No holder of shares of any class of this Corporation shall have (1) any preemptive right to subscribe for or acquire additional shares of this Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized, or (2) any right to acquire any shares which may be held in the treasury of this Corporation. All such additional or treasury shares may be issued or reissued for such consideration, at such time, and to such persons as the Board of Directors may from time to time determine

IN WITNESS WHEREOF, this Amendment to the Amended Articles of Incorporation has been executed by a duly authorized officer of this corporation on this 8th day of March, 2019.

By: ________________________________

   Teng Fei Ma, CEO, CFO

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CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

JIN WAN HONG INTERNATIONAL HOLDINGS LIMITED

The undersigned, being the Chief Executive Officer of Jin Wan Hong International Holdings Limited, a Company organized and existing under the laws of Nevada (the “Company”), in accordance with the Articles of Incorporation and bylaws of the Company does hereby certify:

The board of directors of the Company (the “Board of Directors”), in accordance with, and pursuant to the authority expressly vested in it by the Articles of Incorporation of the Company and bylaws of the Company and applicable law, adopted the following resolution on October 26, 2018, designating the rights, preferences, powers, restrictions and qualifications of a series of 5,000,000 shares of Preferred Stock of the Company designated as “Series A Preferred Stock”.

RESOLVED, that pursuant to the provisions of the Articles of Incorporation and the bylaws of the Company and applicable law, a series of Preferred Stock, par value of $0.001 per share, of the Company be and hereby is designated having the number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, as follows:

Section 1. Designation and Number of Shares. There is hereby designated out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Series A Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be Five Million (5,000,000). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock shall senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company.

Section 2. Definitions. All capitalized terms not defined in this Section 2 shall have the meanings set forth elsewhere in this Certificate of Designation. As used herein with respect to Series A Preferred Stock:

(a) “Certificate of Designation” means this Certificate of Designation or comparable instrument relating to the Series A Preferred Stock, as it may be amended from time to time.

(b) “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. The term “Junior Stock” shall exclude the Series A Preferred Stock.

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(d) “Parity Stock” means any class or series of stock of the Company (other than Series A Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(e) “Preferred Stock” means any and all series of preferred stock of the Company, including the Series A Preferred Stock.

(f) “Series A Original Issue Date” shall mean the date on which such share of Series A Preferred Stock was issued.

Section 3. Dividends. The holders of the Series A Preferred Stock shall be entitled to receive Common Stock dividends when, as, if and in the amount declared by the directors of the Company to be paid in cash or in the then current market value of the Company’s common stock.

Without prior written consent of the majority of the Series A Preferred Stock, so long as any shares of Series A Preferred Stock shall be outstanding, the Company shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise, nor shall the Company make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Company or any of its subsidiaries of which it owns not less than 51% of the outstanding voting stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series A shall have been entitled for all previous dividend periods, if any, shall have been paid or declared.

Section 4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

4.1 Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock and Junior Stock by reason of their ownership thereof, an amount per share equal to any dividends declared but unpaid thereon.

4.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of the Series A Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Junior Stock and Common Stock, pro rata based on the number of shares held by each such holder.

Section 5. Voting.

5.1 General. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter multiplied by ten (10). Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

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5.2 Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least majority of the then outstanding shares of Series A Preferred Stock or all the holders of the Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

5.2.1. amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

5.2.2. purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value;

Section 6. Conversion.

The Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

A.	Holder’s Optional Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder(s), on the Conversion Basis (as set forth below) in effect at the time of conversion. Such right to convert shall commence as of the Series A Original Issue Date and shall continue thereafter for a period of five years, such period ending on the fifth anniversary of the Series A Original Issue Date. In the event that the holder(s) of the Series A Preferred Stock elect to convert such shares into Common Stock, the holder(s) shall have sixty (60) days from the date of such notice in which to tender their shares of Series A Preferred Stock to the Company.

B.	Conversion Basis. Each share of Series A shall be convertible into ten (10) shares of the Company’s Common Stock.

C.	Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall (i) give written notice to the Company, at the office of the Company or of its transfer agent for the Common Stock or the Preferred Stock, that he/she elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted; and (ii) surrender the certificate or certificates therefor, duly endorsed. Thereupon the Company shall promptly issue and deliver to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The conversion shall be deemed to have been made and the resulting shares of Common Stock shall be deemed to have been issued immediately prior to the close of business on the date of such notice and surrender of the shares of Series A Preferred Stock.

D.	Adjustments to the Conversion Basis.

(i)	Stock Splits and Combinations. The Conversion Basis of the Series A Preferred Stock shall not be adjusted pursuant to any subdivision or combination of the Common Stock.

(ii)	Reclassification, Exchange or Substitution. At any time after the Company first issues the Series A Preferred Stock and while any of the shares of Series A Preferred Stock remain outstanding, if the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

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(iii)	Reorganization, Mergers, Consolidations or Sales of Assets. At any time after the Company first issues the Series A and while any of such shares remain outstanding, if there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares), or a merger or consolidation of the Company with or into another Company, or the sale of all or substantially all of the Company’s assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such merger or consolidation or sale, to which a holder of Series A Preferred Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale.

E.	Notices of Record Date. In the event of any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other Company, entity, or person, or any voluntary or involuntary dissolution, liquidating, or winding up of the Company, the Company shall mail to each holder of Series A Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

F.	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company’s Common Stock on the date of conversion, as determined in good faith by the Company’s directors.

G.	Reservation of Stock Issuable Upon Conversion. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

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Section 7. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

Section 8. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication, and shall be deemed sent upon such mailing or electronic transmission.

Section 9. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, Jin Wan Hong International Holdings Limited has caused this Certificate of Designation of Series A Preferred Stock to be signed by Teng Fei Ma, its CEO and CFO, this 8th day of March, 2019.

Jin Wan Hong International Holdings Limited

By:_____________________________________________

Name: Teng Fei Ma

Title: CEO, CFO

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